EXHIBIT 99.1

Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102-8260
News Release

Investor Contact	Zack Hager	405 552 4526
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY COMPLETES ASSET EXCHANGE WITH CHEVRON
OKLAHOMA CITY — November 3, 2008 — Devon Energy Corporation (NYSE:DVN) announced today that it has completed a transaction to acquire an interest in the Drunkard’s Wash coalbed natural gas field in east-central Utah held by a subsidiary of Chevron Corporation. In the transaction, Devon transferred its 14.2 million shares of Chevron common stock to Chevron. In exchange, Devon received Chevron’s interest in the Drunkard’s Wash field and $280 million in cash.
Devon has held shares in Chevron since Devon acquired PennzEnergy in 1999. In August 2008, Devon retired exchangeable debentures originally issued by PennzEnergy that were associated with the Chevron shares. After retiring the exchangeable debentures, Devon was able to enter into this exchange transaction with Chevron.
In the exchange, Devon acquired a 44 percent working interest in the Drunkard’s Wash field. The field is approximately 51,000 net acres with current net production of about 40 million cubic feet of natural gas equivalent per day.
“Drunkard’s Wash adds an attractive growth driver to our unconventional gas portfolio, and the cash we received further enhances our financial flexibility,” commented John Richels, Devon’s president.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit http://www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.